Exhibit 5.1

May 31, 2012

Gentiva Health Services, Inc.

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Gentiva Health Services, Inc., a Delaware corporation (the “Company”), and am duly admitted to the Bar of the State of New York. I have acted as counsel to the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of an additional 2,150,000 shares of common stock, par value $0.10 per share of the Company (the “Common Stock”), of which number of shares (i) 1,800,000 shares may be issued by the Company pursuant to the terms of the Gentiva Health Services, Inc. Employee Stock Purchase Plan (“ESPP”) and (ii) 350,000 shares may be issued by the Company pursuant to the terms of the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors (“DSU Plan”).

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of the Registration Statement, the ESPP and the DSU Plan and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of representatives of the Company, and have made such inquiries of such representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the 2,150,000 shares of Common Stock being registered for issuance pursuant to the Registration Statement have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the terms of the ESPP and the DSU Plan, as the case may be, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ John N. Camperlengo

John N. Camperlengo